EX-99.a.2

CERTIFICATE OF TRUST OF
ASSETMARK FUNDS II

This Certificate of Trust of AssetMark Funds II, a statutory trust (the “Trust”), executed by the undersigned trustee, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST:                      The name of the statutory trust formed hereby is AssetMark Funds II.

SECOND:                 The address of the registered office of the Trust in the State of Delaware is
Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.  The name of the Trust’s registered agent at such address is The Corporation Trust Company.

THIRD:                      The Trust formed hereby is or will become an investment company registered under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH:                  Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH:                       The Trust is formed effective as of October 20, 2010.

SIXTH:                     This Certificate of Trust may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of AssetMark Funds II, has duly executed this Certificate of Trust as of the 20th day of October, 2010.

/s/Carrie E. Hansen
Carrie E. Hansen, Trustee